Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of January 10, 2024 by and among EMCORE Corporation (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, the “Radoff Parties”) (each of the Company and the Radoff Parties, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and the Radoff Parties have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, the Radoff Parties have a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) interest in the common stock, no par value per share, of the Company (the “Common Stock”) totaling, in the aggregate, 5,978,863 shares, or approximately 7.7% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, the Radoff Parties submitted a letter to the Company on December 5, 2023 (the “Nomination Letter”) nominating a slate of director candidates to be elected to the Company’s board of directors (the “Board”) at the 2024 annual meeting of shareholders of the Company (the “2024 Annual Meeting”); and

WHEREAS, as of the date hereof, the Company and the Radoff Parties have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Matters and Related Agreements.

(A)          Board Appointments.     The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) accept the resignation of Stephen L. Domenik as Chairman of the Board and a director of the Company, who the Company hereby represents has submitted, or shall no later than the date hereof submit, a letter of resignation to the Board that will become effective immediately prior to the appointment of the New Directors (as defined below) to the Board, (B) increase the size of the Board by one (1) member to a total of six (6) directors, and (C) appoint Cletus C. Glasener and Jeffrey J. Roncka (each a “New Director” and collectively, the “New Directors”) as members of the Board, each with a term expiring at the 2024 Annual Meeting. The Company agrees that it will nominate the New Directors for election at the 2024 Annual Meeting as directors and will recommend, support and solicit proxies for the election of the New Directors at the 2024 Annual Meeting in the same manner as it traditionally recommends, supports and solicits proxies for the election of the Company’s other director nominees.

(B)            Replacements.     If any New Director is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period (as defined below), provided that at such time the Radoff Parties beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least the lesser of (i) 5.0% of the Company’s then-outstanding Common Stock and (ii) 3,691,000 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), the Radoff Parties shall have the ability to recommend to the Board a person to be a replacement director in accordance with this Section 1(B) (any such replacement nominee who meets the criteria set forth in the next sentence, when appointed to the Board, shall be referred to as a “Replacement Director”). Any Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld, conditioned or delayed), (B) qualify as “independent” pursuant to The Nasdaq Stock Market LLC (“NASDAQ”) listing standards and (C) have the relevant financial and business experience to be a director of the Company (a “Qualified Nominee”). The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) shall make its determination and recommendation regarding whether such Replacement Director meets the foregoing criteria within five (5) business days after (i) such nominee has submitted to the Company the documentation required by Section 1(I)(v) and (ii) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(B) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after the Radoff Parties’ submission of such nominee. In the event the Nominating Committee does not accept a person recommended by the Radoff Parties as the Replacement Director (such acceptance not to be unreasonably withheld, conditioned or delayed with respect to a Qualified Nominee), the Radoff Parties shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Director nominee by the Nominating Committee, the Board shall vote on the appointment of such Replacement Director to the Board no later than five (5) business days after the Nominating Committee’s recommendation of such Replacement Director (it being acknowledged that the Board cannot unreasonably withhold its acceptance); provided, however, that if the Board does not appoint such Replacement Director to the Board pursuant to this Section 1(B), the Parties shall continue to follow the procedures of this Section 1(B) until a Replacement Director is elected to the Board. Subject to NASDAQ rules and applicable law, upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to NASDAQ rules and applicable law, until such time as any Replacement Director is appointed to any applicable committee of the Board, the other New Director will serve as an interim member of such applicable committee. Any Replacement Director designated pursuant to this Section 1(B) replacing a New Director prior to the mailing of the Company’s definitive proxy statement for the 2024 Annual Meeting shall stand for election at the 2024 Annual Meeting together with the other director nominees. Upon a Replacement Director’s appointment to the Board, such Replacement Director shall be deemed to be a New Director for all purposes under this Agreement.

(C)            Amendment of Strategy and Alternatives Committee. Substantially concurrently with the execution of this Agreement (but in no event later than two (2) business days hereafter), the Board and all applicable committees thereof shall take all action necessary to (i) amend and restate the charter of the Strategy and Alternatives Committee of the Board (the “Strategy and Alternatives Committee”) to include the oversight and completion of a business review of the Company’s operational performance, cost structure, and portfolio composition, as well as to explore all value creation levers available to the Company, in the form attached as Exhibit A hereto (the “Strategy and Alternatives Committee Charter”), (ii) amend the composition of the Strategy and Alternatives Committee such that it shall consist of the New Directors, Bruce E. Grooms, Noel Heiks and Rex S. Jackson, and (iii) appoint Mr. Roncka to serve as the Chair of the Strategy and Alternatives Committee, who shall serve in such role, subject to his willingness, at least until the end of the Standstill Period. Except with the prior written consent of the Radoff Parties, prior to the end of the Standstill Period, (x) the Strategy and Alternatives Committee shall include both New Directors and be comprised solely of independent directors, and (y) the Strategy and Alternatives Committee Charter shall not be modified.

(D)           Director Committee Appointments. Subject to NASDAQ rules and applicable laws, and in addition to Section 1(C) above, the Board and all applicable committees of the Board shall take all actions necessary to ensure that during the Standstill Period, each committee and subcommittee of the Board, including any new committee(s) and subcommittee(s) that may be established, shall include at least one (1) New Director. Without limiting the foregoing, the Board shall give each of the New Directors the same due consideration for membership to any committee of the Board as any other director.

(E)            Board Leadership. Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all actions necessary to appoint Mr. Glasener as the Chairman of the Board. Subject to his willingness to remain in such role, Mr. Glasener shall serve as Chairman of the Board at least until the end of the Standstill Period.

(F)            Board Size. Prior to the end of the Standstill Period, the number of authorized directors on the Board shall not exceed six (6) directors without the Radoff Parties’ prior written consent.

(G)            Board Compensation and Other Benefits. The Company agrees that the New Directors shall receive (A) the same benefits of director and officer insurance as all other non-management directors on the Board, (B) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board and (C) such other benefits on the same basis as all other non-management directors on the Board.

(H)            Board Policies and Procedures. Each Party acknowledges that the New Directors, upon appointment to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, and will be required to strictly adhere to the Company’s policies on confidentiality and insider trading imposed on all members of the Board.

(I)            Additional Agreements.

(i)            The Radoff Parties hereby irrevocably withdraw the Nomination Letter.

(ii)            The Radoff Parties shall comply, and shall cause each of their controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Radoff Parties, and the terms “Affiliate” and “Associate” shall not include any publicly-traded portfolio company of the Radoff Parties; provided, further, that, for purposes of this Agreement, the Radoff Parties shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of the Radoff Parties.

(iii)            During the Standstill Period, except as otherwise provided herein, the Radoff Parties shall not, and shall cause each of their controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s shareholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s shareholders, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s shareholders. The Radoff Parties shall not publicly or privately encourage or support any other shareholder, person or entity to take any of the actions described in this Section 1(I)(iii).

(iv)            The Radoff Parties shall appear in person or by proxy at the 2024 Annual Meeting and vote all shares of Common Stock beneficially owned by the Radoff Parties at the 2024 Annual Meeting (i) in favor of all directors nominated by the Board for election, and (ii) otherwise in accordance with the recommendations of the Board; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) both recommend otherwise with respect to any proposals (other than the election of directors), the Radoff Parties shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation, provided, further, that the Radoff Parties shall be permitted to vote in their sole discretion with respect to any publicly announced proposals relating to a merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition of all or substantially all of the assets of the Company or other business combinations involving the Company requiring a vote of shareholders of the Company. At least three (3) business days prior to the date of the 2024 Annual Meeting, the Radoff Parties shall provide the Company with written confirmation and evidence of its compliance with this Section 1(I)(iv).

(v)            The Radoff Parties acknowledge that, prior to the date of this Agreement, if requested by the Company, each New Director, and prior to any appointment, each Replacement Director, shall submit to the Company a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation applicable to directors of the Company.

2.	Standstill Provisions.

(A)            The Radoff Parties agree that, from the date of this Agreement until the earlier of (x) the date that is thirty (30) calendar days prior to the deadline for the submission of shareholder nominations for the Company’s 2025 annual meeting of shareholders (the “2025 Annual Meeting”) pursuant to the Company’s Bylaws, as amended, or (y) the date that is one hundred twenty (120) calendar days prior to the first anniversary of the 2024 Annual Meeting (the “Standstill Period”), the Radoff Parties shall not, and shall cause each of their controlled Affiliates and Associates not to, in each case directly or indirectly, in any manner:

(i)            engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies, in each case, with respect to securities of the Company and other than in a manner that is consistent with the Board’s recommendation on a matter or otherwise in connection with a matter for which the Radoff Parties have voting discretion pursuant to Section 1(I)(iv), or knowingly initiate, encourage, assist or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, the 2024 Annual Meeting;

(ii)            form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Common Stock (other than a “group” that includes all or some of the Radoff Parties but does not include any other entities or persons that are not Radoff Parties as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of the Radoff Parties to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)            deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than (A) any such voting trust, arrangement or agreement solely among the Radoff Parties and their Affiliates and Associates, (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like, (C) granting any proxy in any solicitation approved by the Board and consistent with the recommendation of the Board, (D) granting any proxy in any solicitation in connection with any matter for which the Radoff Parties have voting discretion pursuant to, and in accordance with, Section 1(I)(iv) and (E) otherwise in accordance with this Agreement;

(iv)            seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors (except as specifically permitted in Section 1), in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent the Radoff Parties or their Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2025 Annual Meeting so long as such actions do not create a public disclosure obligation for the Radoff Parties or the Company and are undertaken on a basis reasonably designed to be confidential;

(v)            (A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Radoff Parties and the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of shareholders, it being understood that none of the foregoing will prohibit any member of the Radoff Parties or their Affiliates or Associates from (x) selling or tendering its shares of Common Stock, or otherwise receiving consideration, pursuant to such transaction, or (y) voting on any such transaction in its sole discretion in accordance with Section 1(I)(iv);

(vi)            seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)            advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders with respect to the appointment, election or removal of director(s), except in accordance with Section 1;

(viii)            make any request for the Company’s stockholder list materials or other books and records;

(ix)            comment publicly about any director or the Company’s management, policies, strategy, operations, financial results or any transactions involving the Company or any of its subsidiaries; or

(x)            make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.

(B)            Except as expressly provided in Section 1 or Section 2(a), the Radoff Parties shall be entitled to (i) vote any shares of Common Stock that they beneficially own as the Radoff Parties determine in their sole discretion and (ii) disclose, publicly or otherwise, how they intend to vote or act with respect to any securities of the Company, any shareholder proposal or other matter to be voted on by the shareholders of the Company and the reasons therefor.

(C)            Notwithstanding anything in Section 2(a) or elsewhere in this Agreement, nothing in this Agreement shall prohibit or restrict the Radoff Parties from (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating with shareholders of the Company and others in a manner that does not otherwise violate Section 2(a) or Section 3, or (iii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over the Radoff Parties. For the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Directors in the exercise of their fiduciary duties under applicable law as directors of the Company.

3.	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, officers, key employees or directors shall have breached this Section 3, neither it nor any of its respective agents, subsidiaries, Affiliates, officers or directors shall in any way publicly disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, Affiliates, current or former directors or officers (solely in connection with their service in such capacities), or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation thereof. For the avoidance of doubt, the foregoing shall not prevent the making of any factual statement, including, but not limited to, in connection with any compelled testimony or production of information by legal process, subpoena or as part of a response to a request for information from any governmental authority with purported jurisdiction over the Party from whom information is sought.

4.	No Litigation.

During the Standstill Period, each Party hereby covenants and agrees that it shall not, and shall not permit any of its respective agents, subsidiaries, Affiliates, officers or directors to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the other Party, any Affiliate of the other Party, or any of its or their respective current or former directors or officers (solely in connection with their service in such capacities), except for (i) any action to enforce the provisions of this Agreement, (ii) any counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates in violation of this Agreement, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or (iv) responding to or complying with validly issued legal process. Notwithstanding anything to the contrary herein, this Section 4 shall not prohibit the Radoff Parties from exercising statutory appraisal rights, if any, with respect to the Company.

5.	Representations and Warranties of the Company.

The Company represents and warrants to the Radoff Parties that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Company thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) prior to entering into this Agreement, the Board was composed of five (5) directors and there are no vacancies on the Board and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) require the approval of the shareholders of the Company, (ii) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

6.	Representations and Warranties of the Radoff Parties.

The Radoff Parties represent and warrant to the Company that (a) the authorized signatory of the Radoff Parties set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind each of the Radoff Parties thereto, (b) this Agreement has been duly authorized, executed and delivered by the Radoff Parties, and assuming due execution by each counterparty hereto, is a valid and binding obligation of the Radoff Parties, enforceable against the Radoff Parties in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Radoff Parties as currently in effect, (d) the execution, delivery and performance of this Agreement by the Radoff Parties does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Radoff Parties, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, the Radoff Parties are deemed to beneficially own 5,978,863 shares of Common Stock, and (f) as of the date hereof, and except as set forth in clause (e) above, the Radoff Parties do not currently have, and do not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

7.	Press Release; Communications.

Promptly following the execution of this Agreement, the Company and the Radoff Parties shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor the Radoff Parties shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor the Radoff Parties shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement. The Radoff Parties acknowledge and agree that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. The Radoff Parties shall be given a reasonable opportunity to review and comment on any Current Report on Form 8-K or other filing with the SEC made by the Company with respect to this Agreement, and the Company shall give reasonable consideration to any comments of the Radoff Parties. The Company acknowledges and agrees that the Radoff Parties may file this Agreement as an exhibit to its Schedule 13D with the SEC. The Company shall be given a reasonable opportunity to review and comment on such Schedule 13D filing made by the Radoff Parties with respect to this Agreement, and the Radoff Parties shall give reasonable consideration to any comments of the Company.

8.	Specific Performance.

Each of the Radoff Parties, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Radoff Parties, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 8 is not the exclusive remedy for any violation of this Agreement and will be in addition to all other remedies available at law or in equity.

9.	Expenses.

All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the Party incurring such fees, costs or expenses; provided, however, that the Company shall promptly reimburse the Radoff Parties for their reasonable and documented out-of-pocket fees and expenses incurred in connection with the negotiation and entry into this Agreement and the matters related thereto (including, for the avoidance of doubt, the 2024 Annual Meeting), provided that such reimbursement shall not exceed $100,000 in the aggregate. The Company shall remit such reimbursement to the Radoff Parties within five (5) business days of receiving documentation therefor.

10.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

11.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this Section 11, provide updated information for notices pursuant to this Agreement.

If to the Company:

EMCORE Corporation
2015 W. Chestnut Street
Alhambra, California 91803
Attention: General Counsel
Email:

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, California 94304-1115
Attention: James J. Masetti
Email: jim.masetti@pillsburylaw.com

If to the Radoff Parties:

Bradley L. Radoff
2727 Kirby Drive, Unit 29L
Houston, Texas 77098
Email:

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Ryan Nebel; Rebecca Van Derlaske
Email: rnebel@olshanlaw.com; rvanderlaske@olshanlaw.com

12.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the state or federal courts located in the State of New Jersey. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.	Counterparts.

This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, ..gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

14.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter and supersedes and cancels all prior written, oral and implied agreements and understandings with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the Radoff Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the Radoff Parties, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Radoff Parties. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate at the end of the Standstill Period. Notwithstanding the foregoing, the provisions of Section 8 through this Section 14 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

EMCORE CORPORATION

By:	/s/ Jeffrey Rittichier
Name: Jeffrey Rittichier
Title: President and CEO

THE RADOFF FAMILY FOUNDATION

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Director

/s/ BRADLEY L. RADOFF
BRADLEY L. RADOFF

[Signature Page to Agreement]

EXHIBIT A

Strategy and Alternatives Committee Charter

EXHIBIT B

Form of Press Release